                                                                     EXHIBIT 4.2

                             SUPPLEMENTAL INDENTURE

         THIS SUPPLEMENTAL INDENTURE (this "Supplemental Indenture") is dated as of October 27, 2005 between CITGO PETROLEUM CORPORATION, a Delaware corporation (the "Company") and J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION, as trustee ("Trustee"). Capitalized terms used but not defined herein shall have the meaning given to such terms in the Indenture (as defined below).

         WHEREAS, the Company and the Trustee entered into an Indenture, dated as of October 22, 2004 (the "Indenture"), providing for the issuance of the Company's 6% Senior Notes due 2011 (the "Notes");

         WHEREAS, the Company has proposed certain amendments to the Indenture (the "Proposed Amendments") which, pursuant to Section 9.02 of the Indenture, must be approved with the written consent of Holders of no less than a majority in principal amount of all outstanding Notes;

         WHEREAS, pursuant to the Offer to Purchase and Consent Solicitation Statement, dated October 13, 2005, and related Consent and Letter of Transmittal (together, the "Consent Solicitation Statement"), the Company has offered to purchase the Notes (the "Offer") and solicited the consents of the Holders of the Notes to the Proposed Amendments, upon the terms and subject to the conditions set forth therein;

         WHEREAS, the Company has received the valid consents of Holders of more than a majority in principal amount of the outstanding Notes in respect of the Proposed Amendments set forth in this Supplemental Indenture; and

         WHEREAS, all conditions and requirements necessary to make this Supplemental Indenture a valid, binding, and legal agreement, in accordance with its terms, have been performed and fulfilled and the execution and delivery hereof have been in all respects duly authorized.

         NOW THEREFORE, in consideration of the premises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed, as follows:

                                    ARTICLE I

                             AMENDMENTS TO INDENTURE

         SECTION 1.01. Amendments to Article 4. On the date (the "Payment Date") that the Company pays for all Notes validly tendered and not withdrawn pursuant to the Offer (unless, prior to that time, the Company has terminated this Supplemental Indenture as provided in Section 2.07 hereof) this Supplemental Indenture shall become operative and the following

Sections of the Indenture, and any corresponding provisions in the Notes, shall be hereby deleted in their entirety and replaced with "Intentionally Omitted":

         EXISTING SECTION NUMBER                                 CAPTION
         -----------------------                                 -------
         Section 4.02.........................................   SEC Reports
         Section 4.03.........................................   Limitation on Indebtedness
         Section 4.04.........................................   Limitation on Restricted Payments
         Section 4.05.........................................   Limitation on Restrictions on Distributions from
                                                                 Restricted Subsidiaries
         Section 4.06.........................................   Limitation on Sales of Assets and Subsidiary Stock
         Section 4.07.........................................   Limitation on Affiliate Transactions
         Section 4.08.........................................   Limitation on Issuance of Guarantees of Indebtedness
         Section 4.09.........................................   Change of Control Triggering Event
         Section 4.10.........................................   Limitation on Liens
         Section 4.13.........................................   Investment Grade Covenants

         SECTION 1.02. Amendments to Article 5. On the Payment Date (unless, prior to that time, the Company has terminated this Supplemental Indenture as provided in Section 2.07 hereof), this Supplemental Indenture shall become operative and Sections 5.01 and 5.02 shall be hereby amended and restated to read in their entirety as follows:

         "Section 5.01. When Company May Merge or Transfer Assets. The Company shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all of its assets to, any Person, unless:

         (1) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee and executed in accordance with the terms of this Indenture, all the obligations of the Company under the Notes and this Indenture; and

         (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing.

         (3)  Intentionally Omitted.

         For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

         The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

         Section 5.02. When Subsidiary Guarantor May Merge or Transfer Assets. The Company shall not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or series of transactions, all or substantially all of its assets to any Person unless:

         (1) the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State hereof or the District of Columbia, and such Person shall expressly assume, by an amendment or supplemental indenture to this Indenture, in a form acceptable to the Trustee and executed in accordance with the terms of this Indenture, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty; provided, however, that the provisions of this Section 5.02(1) shall not apply in the case of a Subsidiary Guarantor that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or assets; and

         (2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing.

         (3) Intentionally Omitted.


         SECTION 1.03. Amendments to Article 6. On the Payment Date (unless, prior to that time, the Company has terminated this Supplemental Indenture as provided in Section 2.07 hereof), this Supplemental Indenture shall become operative and Section 6.01 shall be hereby amended and restated to read in its entirety as follows:

         "Section 6.01. Events of Default. An "Event of Default" occurs if:

         (1) the Company defaults in any payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days;

         (2) the Company defaults in the payment of the principal of any Note when the same becomes due and payable at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

         (3) the Company fails to comply with Section 5.01;

         (4) Intentionally Omitted;

         (5) The Company or any Subsidiary Guarantor fails to comply with any of its other agreements in this Indenture and such failure continues for 60 days after the notice specified below;

         (6) Intentionally Omitted;

         (7) Intentionally Omitted;

         (8) Intentionally Omitted;

         (9) Intentionally Omitted;

         (10) Any Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of this Indenture and such Subsidiary Guaranty) or any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty.

         The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

         The term "Bankruptcy Law" means Title 11, United States Code, or any similar Federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

         A Default under clause (5) shall not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes notify the Company in writing of the Default and the Company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default."

         The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers' Certificate of any event which with the giving of notice or the lapse of time would become and Event of Default under clause (5), its status and what action the Company is taking or proposes to take with respect thereto."

                                   ARTICLE II

                                  MISCELLANEOUS

         SECTION 2.01. Instruments To Be Read Together. This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and said Indenture and this Supplemental Indenture shall henceforth be read together.

         SECTION 2.02. Confirmation. The Indenture, as amended and supplemented by this Supplemental Indenture, is in all respects confirmed and preserved.

         SECTION 2.03. Terms Defined. Capitalized terms used in this Supplemental Indenture have been inserted for convenience of reference only, and are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

         SECTION 2.04. Headings. The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, and are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

         SECTION 2.05. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

         SECTION 2.06. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

         SECTION 2.07. Effectiveness; Termination. The provisions of this Supplemental Indenture will take effect immediately upon its execution and delivery by the Trustee in accordance with the provisions of Sections 9.02 and
9.04 of the Indenture; provided, that the amendments to the Indenture set forth in Article I of this Supplemental Indenture shall become operative as specified in Article I hereof. Prior to the Payment Date, the Company may terminate this Supplemental Indenture upon written notice to the Trustee. Upon receipt by the Trustee of any such notice of termination, this Supplement Indenture shall be deemed terminated and of no further force or effect.

         SECTION 2.08. Acceptance by Trustee. The Trustee accepts the amendments to the Indenture effected by this Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture.

         SECTION 2.09. Responsibility of Trustee. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

         IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.



                                           CITGO PETROLEUM CORPORATION


                                           By: /s/ Philip J. Reedy
                                               ---------------------------------
                                               Name: Philip J. Reedy
                                               Title: Treasurer


                                           J.P. MORGAN TRUST COMPANY, NATIONAL
                                           ASSOCIATION


                                           By: /s/ B. Impala
                                               ---------------------------------
                                               Name: B. Impala
                                               Title: Assistant Vice President





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